Independent Valuation of Healthy Choice Wellness Corp.

February 6th, 2024

Newbridge Disclaimer

This independent valuation presentation and its analyses are for the use and benefit of the Board of Directors of Healthy Choice Wellness Corp. ("HCWC" or the "Company"), and its parent company, Healthier Choices Management Corp. (OTC:HCMC) (the "Parent" or "HCMC"), their committee, auditors and legal counsels, Investment Banking firms and other financing partners, the NYSE American and the U.S. Securities and Exchange Commission. Newbridge Securities Corporation ("Newbridge") does not express any opinion as to the future performance of the Company or the price at which their respective securities may trade in the future.

These materials are based on publicly available information, as well as information provided to Newbridge by the management of the Company. Newbridge has relied upon the accuracy and completeness of such information.

Newbridge does not own any interest in HCWC or HCMC, or any affiliated companies, or any related party entities affiliated with the management team, board of directors, or >10% shareholders of either. Newbridge is not a legal, regulatory or tax expert. In connection with our independent valuation services, we will be paid a fee, which is not contingent upon the completion of any transaction. In addition, HCMC has agreed to indemnify us for certain liabilities that may arise out of the rendering of our independent valuation.

In the ordinary course of business, Newbridge, certain of our affiliates, as well as investment funds in which we or our affiliates may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including bank loans and other obligations) of, or investments in either company.

Executive Summary

Transaction Summary	▪ Healthier Choices Management Corp. (OTC:HCMC) is considering a direct public listing of certain of their natural health food grocery assets, "Healthy Choice Wellness Corp." on the NYSE American Stock Exchange (the "Transaction") at an Equity Value of $94.0M.
Newbridge Assignment	▪ Newbridge Securities Corporation has prepared an independent, third-party valuation (the "Valuation") of the fair value of Healthy Choice Wellness Corp. ▪ The valuation has been carried out in accordance with the engagement letter dated February 2nd, 2024 (the "Engagement Letter") signed between Healthier Choices Management Corp. and Newbridge.
Valuation Purpose	▪ The Valuation may be used (i) by the Board of Directors of HCMC and HCWC, (ii) for use in their communications with the NYSE American Stock Market and the U.S. Securities and Exchange Commission, (iii) they may also disclose the Valuation to its auditors and legal counsels, and potential financing partners.

Executive Summary *(continued)*


Range of Value (in Millions of USD)
HCWC Listing Valuation
Discounted Cashflow Analysis
Public Comparables Analysis
$94.0
$99.0
$96.3
Valuation Range
$85
$87
$89
$91
$93
$95
$97
$99
$101
$103
$105

- ***Newbridge's range of values was between $96.3M - $99.0M.***
  - This range of values is higher than the HCWC Listing Valuation of $94.0M.

HCWC 5 Year Projections – Income Statement

HCWC Income Statement[1]	2024	2025	2026	2027	2028
Revenue	$73,949,379	$78,386,342	$83,089,523	$88,074,894	$93,359,388
Revenue Growth Rate		6.0%	6.0%	6.0%	6.0%
Cost of Sales	$44,339,357	$46,701,546	$49,184,572	$51,794,224	$54,536,531
Gross Profit	$29,610,022	$31,684,797	$33,904,950	$36,280,670	$38,822,857
Gross Profit Margins	40.0%	40.4%	40.8%	41.2%	41.6%
Operating Expenses					
SG&A	$25,846,721	$25,437,866	$24,886,900	$24,178,241	$23,294,951
Total Operating Expenses	$25,846,721	$25,437,866	$24,886,900	$24,178,241	$23,294,951
Operating Income	$3,763,301	$6,246,931	$9,018,050	$12,102,429	$15,527,905
Operating Income Margins	5.1%	8.0%	10.9%	13.7%	16.6%
Other (Expense) Income					
Gain (loss) on investment					
Other Income (expense)					
Interest Income (expense)	($165,441)	($157,262)	($148,579)	($129,573)	($124,048)
Gain on Debt Extinguishment					
Total other expense, net	($165,441)	($157,262)	($148,579)	($129,573)	($124,048)
Net Income	$3,597,860	$6,089,668	$8,869,471	$11,972,855	$15,403,857
Net Income Margins	4.9%	7.8%	10.7%	13.6%	16.5%
Int Expense, Dep & Amort	$1,600,705	$1,592,526	$1,583,843	$1,564,837	$1,559,312
EBITDA	$5,364,006	$7,839,457	$10,601,894	$13,667,266	$17,087,217
EBITDA Margins	7.3%	10.0%	12.8%	15.5%	18.3%
(+) D&A	$1,435,264.0	$1,435,264.0	$1,435,264.0	$1,435,264.0	$1,435,264.0
(-) Capex (2.0%)	$1,478,987.6	$1,567,726.8	$1,661,790.5	$1,761,497.9	$1,867,187.8
(-) WC (4.0%)	$2,957,975.2	$3,135,453.7	$3,323,580.9	$3,522,995.8	$3,734,375.5
Free Cash Flow	$596,161.5	$2,821,751.9	$5,319,363.9	$8,123,625.6	$11,237,558.1
Free Cash Flow Margins (%)	0.8%	3.6%	6.4%	9.2%	12.0%

NSC focused on 2024 Net Income as a basis for the public comparables analysis on page 9.

Will be using this data for the Discounted Cashflow analysis on page 13.

(1) Projections for Revenue growth, EBTIDA and Free Cash Flow margins between 2024 – 2028 were provided by the management team of HCWC and there are no guarantees that these milestones can be achieved.

Methodology of Analysis

- Based upon a review of various financial data from HCWC, Newbridge utilized several methodologies of analysis to support its valuation, including:

	Methodologies	Considerations
Comparable Public Company Analysis	• Reviewed Price-to-Earnings (P/E) multiples of comparable publicly traded companies.	• Provides for an implied valuation benchmark of HCWC vs. comparable public companies in the industry. • Will have the most data points to review. • Based on current market conditions.
Discounted Cash-Flow Analysis	• Calculated the Net Present Value of HCWC's estimated future cash-flows.	• Reviewed a financial model that the management team of HCWC provided, with several key assumptions.

Comparable Public Company Analysis

- Newbridge analyzed the current market valuations of comparable publicly listed companies ("peers"). Obtaining a meaningful valuation result from this method depends on ensuring a good level of comparability between HCWC and its peers.
- To arrive at this goal, the peer companies selected are those which Newbridge believes had the most similarities to HCWC, including:
  - Listed on a major U.S. national exchange (NYSE American, NASDAQ, and NYSE).
  - Operates in the Specialty Grocery sector.
  - Has corporate headquarters, or primarily operate in the United States.
  - Has forward looking estimates of Revenue for 2024E in S&P Capital IQ.

Comparable Public Company Analysis *(continued)*

Specialty Grocery	2/5/2024	Balance Sheet			Income Statement			Valuation Multiples		
		Stock	Market	Enterprise	Revenue	EBITDA	EPS	Revenue	EBITDA	P/E
Company Name	Symbol	Price	Capitalization	Value	2024E	2024E	2024E	2024E	2024E	2024E
Costco Wholesale Corporation	NasdaqGS:COST	$709.5	$314,816.4	$306,299.4	$254,200.1	$11,341.6	$15.6	1.2x	27.0x	45.3x
Casey's General Stores, Inc.	NasdaqGS:CASY	$275.1	$10,207.1	$11,447.2	$15,214.9	$1,039.8	$12.8	0.8x	11.0x	21.4x
Sprouts Farmers Market, Inc.	NasdaqGS:SFM	$51.5	$5,226.3	$6,625.7	$7,291.2	$526.8	$2.8	0.9x	12.6x	18.3x
Grocery Outlet Holding Corp.	NasdaqGS:GO	$24.7	$2,451.0	$3,669.8	$4,300.2	$268.8	$1.1	0.9x	13.7x	21.6x
The Chefs' Warehouse, Inc.	NasdaqGS:CHEF	$33.1	$1,310.9	$2,173.0	$3,677.8	$214.6	$1.3	0.6x	10.1x	24.6x
						AVERAGE		0.9x	14.9x	26.3x

($ in millions, except per share data)

Using the Average FWD 2024
P / E Multiple for Specialty Grocery Sector

Source: S&P Capital IQ (as of February 5th, 2024).

Comparable Public Company Analysis *(continued)*

Specialty Grocery	2/5/2024		Balance Sheet		Income Statement		Margins
		Stock	Market	Total Enterprise	Total Revenue	EBITDA	EBITDA Margins
Company Name	Symbol	Price	Capitalization	Value	2024	2024	2024
Costco Wholesale Corporation	NasdaqGS:COST	$709.48	$314,816.4	$306,299.4	$254,200.1	$11,341.6	4.5%
Sysco Corporation	NYSE:SYY	$81.48	$40,563.2	$52,603.8	$79,477.4	$4,274.5	5.4%
Casey's General Stores, Inc.	NasdaqGS:CASY	$275.06	$10,207.1	$11,447.2	$15,214.9	$1,039.8	6.8%
Sprouts Farmers Market, Inc.	NasdaqGS:SFM	$51.46	$5,226.3	$6,625.7	$7,291.2	$526.8	7.2%
Grocery Outlet Holding Corp.	NasdaqGS:GO	$24.69	$2,451.0	$3,669.8	$4,300.2	$268.8	6.2%
The Chefs' Warehouse, Inc.	NasdaqGS:CHEF	$33.05	$1,310.9	$2,173.0	$3,677.8	$214.6	5.8%
($ in millions, except per share data)						Average	6.0%
HCWC[1]					$73.9	$5.4	7.3%


PubCo Peer Group – 2024E EBITDA Margins
10.0%
9.0%
8.0%
7.0%
6.0%
5.0%
4.0%
3.0%
2.0%
1.0%
0.0%
4.5%
5.4%
6.8%
7.2%
6.2%
5.8%
7.3%
COST
SYY
CASY
SFM
GO
CHEF
HCWC
Average 2024E
EBITDA Margins | 6.0%

Source: S&P Capital IQ (as of February 5th, 2024).
(1) HCWC Revenue and EBITDA for 2024 provided by the management team.

Comparable Public Company Analysis *(continued)*

Valuation Summary - (using Public Comparables)	2024E
Net Income[1]	$3,597,860
PubCo Peers P/E Multiples[2]	26.3x
Enterprise Value	$94,519,914
Balance Sheet Items	
Debt[1]	$3,250,000
Cash[1]	$5,000,000
Implied Equity Value	$96,269,914

We are using the 2024E Net Income

We are using the FWD 2024 public comparable P/E multiples

We subtract out the Debt and add the Cash that will be part of HCWC upon the listing to get the Implied Equity Value.

(1) HCWC Net Income estimates, as well as initial cash and debt levels were obtained from the management team of HCWC.
(2) See page 9 for further detail on P/E multiples for the Specialty Grocery sector.

Discounted Cash Flow Analysis – Background, & Assumptions

- Newbridge utilized a discounted cash flow ("DCF") analysis that calculates the present value of HCWC based on the sum of the present values of the projected cash flow streams and the terminal value of the equity.
- Newbridge built a DCF analysis utilizing a financial model put together by the management team of HCWC that estimated future sales, operating expenses, EBITDA, and free cash-flows. While Newbridge has reviewed the financial model to determine the reasonableness of the financial model's assumptions, neither Newbridge or HCWC can guarantee that the milestones in the model can be achieved in the timeframes suggested.
- Newbridge did not factor in any of HCWC's considerations of future acquisitions.

(1) Projections for Revenue growth, EBTIDA and Free Cash Flow margins between 2024 – 2028 were provided by the management team of HCWC and there are no guarantees that these milestones can be achieved.

Discounted Cashflow Analysis

Key Assumptions	
TV Based on Growth in Perpetuity[2]	2.0%
Discount Rate[3]	10.6%

		Projections[1]				
HCWC Projections/Estimates		2024	2025	2026	2027	2028
Revenue		$73.9	$78.4	$83.1	$88.1	$93.4
EBITDA		$5.4	$7.8	$10.6	$13.7	$17.1
Free Cash Flow		$0.6	$2.8	$5.3	$8.1	$11.2
Free Cash Flow Margins		*0.8%*	*3.6%*	*6.4%*	*9.2%*	*12.0%*
Terminal Value Based on Growth in Perpetuity						$133.3
Net Present Value of Cash Flows	$99.0	$0.5	$2.3	$3.9	$5.4	$87.3

(1) Projections for Revenue growth, EBTIDA and Free Cash Flow margins between 2024 – 2028 were provided by the management team of HCWC and there are no guarantees that these milestones can be achieved.
(2) The growth in perpetuity rate is the constant rate that a company is expected to grow at continuously. This growth rate starts at the end of the last forecasted cash flow period in a discounted cash flow model and goes into perpetuity.
(3) The discount rate refers to the rate of interest that is applied to future cash flows of an investment to calculate its present value.

Source: S&P Capital IQ (as of February 5th, 2024).

Discounted Cashflow Analysis – Levered & Unlevered Betas

Currency	USD
Date	2/4/2023
Conversion	Historical

BETA CALCULATION

Ticker	Name	5Yr Avg Tax Rate	Levered Beta	Total Debt	Mkt. Val. Equity	Pref Equity	Debt/ Equity	Pref/ Equity	Unlevered Beta
NasdaqGS:COST	Costco Wholesale Corporation	21.0%	0.967	$9,046.0	$228,431.7	$0.0	4.0%	0.0%	0.938
NYSE:SYY	Sysco Corporation	21.0%	0.795	$11,796.3	$38,943.4	$0.0	30.3%	0.0%	0.642
NasdaqGS:CASY	Casey's General Stores, Inc.	21.0%	0.626	$1,672.2	$8,337.7	$0.0	20.1%	0.0%	0.540
NasdaqGS:SFM	Sprouts Farmers Market, Inc.	21.0%	0.756	$1,540.7	$3,458.2	$0.0	44.6%	0.0%	0.559
NasdaqGS:GO	Grocery Outlet Holding Corp.	21.0%	0.369	$1,415.0	$3,047.8	$0.0	46.4%	0.0%	0.270
NasdaqGS:CHEF	The Chefs' Warehouse, Inc.	21.0%	1.435	$836.8	$1,469.2	$0.0	57.0%	0.0%	0.990
Average			0.825						0.656

Discounted Cashflow Analysis – WACC

ASSUMPTIONS	
Corporate Tax Rate (5 Year Average)[1]	21.0%
Risk-Free Rate of Return (Rf)[2]	4.0%
S&P 500 Return (Rm) - 15 Years[3]	12.3%
Size Premium[4]	0.0%
Average Comparable PubCo Cost of Debt Financing[5]	4.8%
Cost of Preferred[6]	15.0%
Comparable PubCo (Betas)	
Levered Beta[7]	0.825
Unlevered Beta[7]	0.656
Total Debt[8]	$3.3
Preferred Stock[8]	$0.0
Market Capitalization[8]	$95.0
E/(D+P+E)	96.7%
D/(D+P+E)	3.3%
P/(D+P+E)	0.0%
D/E	3.4%
P/E	0.0%

WACC	
Market Risk Premium (Rm - Rf)	8.3%
Multiplied by: Levered Beta	0.825
Adjusted Market Risk Premium	6.8%
Add: Risk-Free Rate of Return (Rf)	4.0%
Add: Size Premium	0.0%
Cost of Equity	10.9%
Multiplied by: E/(D+P+E)	96.7%
Cost of Equity Portion	10.5%
Total Cost of Debt	4.8%
Corporate Tax Rate (5 Year Average)	21.0%
After-Tax Cost of Debt	3.8%
Multiplied by: D/(D+P+E)	3.3%
Cost of Debt Portion	0.1%
Cost of Preferred	15.0%
Multiplied by: P/(D+P+E)	0.0%
Cost of Preferred Portion	0.0%
WACC	10.6%

(1) Corporate Tax Rates (2/4/2024)
(2) 10 Year Govt Bond Yield (2/4/2024)
(3) S&P 500 - last 15 years (2009 - 2023)
(4) Up to 3.8%
(5) Moody's Seasoned Aaa Corporate Bond Yield (2/4/2024)
(6) Average Cost of Preferred Stock Issuance (2024 YTD)
(7) Leveraged Betas and Unleveraged Betas from Public Comparable set (see page 14)
(8) Total Debt, Preferred and Market Capitalization are estimates of HCWC capitalization table